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                                                                    EXHIBIT B

                                 March 17, 1998



Southdown, Inc.
1200 Smith Street, Suite 24000
Houston, Texas 77002-4486



Attention:        President and Chief Executive Officer

         Reference is made to the Agreement and Plan of Merger between Medusa Corporation ("Company") and Southdown, Inc. ("Parent") dated March 17, 1998 (the "Agreement"), which provides for the merger of a subsidiary of Parent with and into the Company (the "Merger"). The undersigned is the beneficial owner (as that term is defined in the Agreement) of ______________ common shares (the "Shares") of Company and has supported and encouraged the decision by Company to execute the Agreement and to consummate the Merger.

         In that connection, and as an inducement to, and in further consideration of, Parent's entering into the Agreement, the undersigned hereby grants the irrevocable proxy provided in paragraph (i), and further covenants and agrees to the matters set forth in paragraphs (ii) through (v) below:

         (i) In consideration of Parent's entering into the Agreement, the undersigned, being the beneficial owner of _____________ Shares, hereby irrevocably appoints and constitutes Clarence C. Comer and Patrick S. Bullard as proxies for the undersigned, with full power of substitution, to vote such Shares, and any other Shares beneficially owned at the time by the undersigned, at any regular or special meeting of the stockholders of the Company at which the adoption of the Agreement is to be voted upon, in favor of adoption of the Agreement. The proxy granted hereby is irrevocable and coupled with an interest.

        (ii) The undersigned will not directly or indirectly (A) solicit, initiate or encourage the submission of any Alternative Proposal (as defined in the Agreement) with respect to the Company, (B) enter into any agreement with respect to any Alternative


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Southdown, Inc.
March 27, 1998
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Proposal with respect to the Company, or (C) participate in any discussion or negotiation regarding, or furnish to any person any information with respect to, the making of any proposal that constitutes, or may reasonably be expected to lead to, any Alternative Proposal with respect to the Company; provided, however, that the foregoing clause shall not prohibit the undersigned who serves as a director, officer or employee of the Company from taking any action (subject to Section 5.3(d) of the Agreement) solely in such capacity.

         (iii) The undersigned agrees, for the term of this agreement, not to sell, convey or dispose of any Shares other than in connection with the Merger.

         (iv) The undersigned agrees to sign the affiliate letter in the form attached as Exhibit B to the Agreement, as provided in the Agreement.

         (v) The proxy provided hereby, and the covenants and agreements contained herein, shall terminate on the earlier of the date (i) that the Agreement is terminated for any reason other than pursuant to Section 7.1(g), and (ii) the date set forth in Section 7.1(c) of the Agreement, as such date may be modified by Company and Parent.



                                             Very truly yours,

                                             [Shareholder]